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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 21, 2002, with respect to the financial statements and schedule of Von Hoffman Holdings Inc. (Holdings), included in Amendment
No. 2 to the Registration Statement (Form S-1 No. 333-90992) and related Prospectus of Holdings and Von Hoffman Corporation (Company) for the registration of $215,000,000 of Company's 10 1/4% Senior Notes due 2009, $100,000,000 of Company's 10 3/8% Senior Subordinated Notes due 2007, and $48,056,397 of Holdings' 13 1/2% Subordinated Exchange Debentures due 2009.



                                          /s/ Ernst & Young LLP



St. Louis, Missouri
August 13, 2002